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                           [SMITH BARNEY LETTERHEAD]

June 5, 1996

The Board of Directors
Bailey Corporation
700 Lafayette Road
Seabrook, New Hampshire 03874

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Bailey Corporation, other than Venture Holdings Trust ("Venture") and its affiliates, of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 5, 1996 (the "Merger Agreement"), by and between Vemco Acquisition Corp., a wholly owned subsidiary of Venture ("Acquisition Sub"), and Bailey. As more fully described in the Merger Agreement, (i) Acquisition Sub will make a tender offer to purchase all outstanding shares of the common stock, par value $0.10 per share, of Bailey (the "Bailey Common Stock") at a purchase price of $8.75 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Acquisition Sub will be merged with and into Bailey (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Bailey Common Stock not previously tendered will be converted into the right to receive $8.75 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Bailey and certain senior officers and other representatives and advisors of Venture concerning the business, operations and prospects of Bailey. We examined certain publicly available business and financial information relating to Bailey as well as certain financial forecasts and other information and data for Bailey which were provided to or otherwise discussed with us by the management of Bailey. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Bailey Common Stock; the historical and projected earnings and operating data of Bailey; and the capitalization and financial condition of Bailey. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Bailey. In connection with our engagement, we were requested to approach on a limited basis, and held discussions with, certain third parties to solicit indications of interest in a possible acquisition of Bailey. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Bailey that such forecasts and other information and data have been reasonably prepared reflecting the best currently available estimates and judgments of the management of Bailey as to the future financial performance of Bailey. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bailey nor have we made any physical inspection of the properties or assets of Bailey. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
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Smith Barney has been engaged to render financial advisory services to Bailey in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Bailey for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided certain financial advisory services to Bailey unrelated to the proposed Transaction, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Bailey, Venture and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Bailey in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of Bailey Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by holders of Bailey Common Stock (other than Venture and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

SMITH BARNEY INC.